CleanSpark Completes Strategic Acquisition of GridFabric

SALT LAKE CITY, UT, August 31, 2020 – CleanSpark, Inc. (Nasdaq: CLSK), a diversified software and services company has completed a strategic acquisition of GridFabric, LLC. Further, CleanSpark is pleased to announce that the principals of GridFabric, Mr. Ben Dupont and Mr. Matt Hale will be joining the CleanSpark team. The Company’s website can be found at www.gridfabric.io.

GridFabric creates software solutions that help power utilities and IoT (Internet of Things) products that manage energy loads. The GridFabric team created the original open source Open Automated Demand Response (“OpenADR”), standard released by the Electric Power Research Institute (EPRI). OpenADR 2.0b is now the basis for the standard to be developed by the International Electrotechnical Commission. GridFabric’s core products are Canvas and Plaid. Canvas is an OpenADR 2.0b Virtual Top Node (‘VTN’) built for testing and managing Virtual End Nodes (‘VENs’) that are piloting and running load shifting programs. Canvas is offered to customers in the Cloud as a SaaS solution or as a licensed software.

Plaid is a licensed software solution that allows any internet connected product that uses energy (i.e. Solar, Storage & Inverters, Demand Response, EV Charging, Lighting, Industrial controls, Building Management Systems, etc.) to add load shifting capabilities by translating load shifting protocols into their existing APIs. Companies that implement Plaid get a Certified OpenADR 2.0b Virtual End Node (VEN) as though they built it from scratch. GridFabric has facilitated dozens of Plaid integrations with companies of all sizes, ranging from major utilities to companies offering custom IOT energy solutions, saving customers time and money.

CleanSpark will utilize GridFabric’s communications protocols as an integral part of our Demand Response offerings integrated into mPulse. Within the coming months, the two companies will be launching a solution for the Standard for Smart Energy Profile Application known as IEEE 2030.5. This standard has been selected as the default protocol for the California microgrid industry.

“We believe that the acquisition of GridFabric further positions CleanSpark to continue to outperform our competitors by more rapidly advancing our Demand Response programs integrated into our industry leading mPulse distributed energy controls platform,” stated Zachary Bradford, CleanSpark’s Chief Executive Officer. “Retaining GridFabric’s software technology and expert staff is a logical extension of our business model. This transaction will provide multiple opportunities to deliver additional value and add revenue streams through mPulse driven Demand Response programs to our existing customers. Understanding the widely accepted OpenADR standard, we quickly recognized the need for a provider. After an extensive evaluation process, we believe we secured the premier provider in this space, further enhancing CleanSpark’s technological advantages. GridFabric also brings a significant ‘built-in’ client base that we believe will immediately provide cross-selling opportunities for CleanSpark’s core product lines,” concluded Bradford.

“This acquisition immediately adds to CleanSpark’s revenue stream by layering-on an additional value-added SaaS product that may be implemented independently from, or in conjunction with our mPulse platform,” said Lori Love, Chief Financial Officer of CleanSpark. “We anticipate that the acquisition alone will add close to $1M in revenue over the span of the coming year, and significantly more in the following years as we provide resources to the GridFabric team to grow. Perhaps more importantly, this acquisition brings existing, recurring revenue and positive cashflows immediately,” said Love.

Parties interested in learning more about CleanSpark's services are encouraged to inquire by contacting the Company directly at info@cleanspark.com or visiting the Company's website at https://www.cleanspark.com.

Investors are encouraged to contact the Company at ir@cleanspark.com, or visiting the Company's website at  https://ir.cleanspark.com/ where recent presentations and case studies are available to view.

About CleanSpark:

CleanSpark offers software and intelligent controls for microgrid and distributed energy resource management systems and innovative strategy and design services. The Company provides advanced energy software and control technology that allows energy users to obtain resiliency and economic optimization. Our software is uniquely capable of enabling a microgrid to be scaled to the user's specific needs and can be widely implemented across commercial, industrial, military, agricultural and municipal deployment. Our product and services consist of intelligent energy controls, microgrid modeling software, and innovation consulting services in design, technology, and business process methodologies to help transform and grow businesses.

About GridFabric:

GridFabric creates OpenADR software solutions that help power utilities and IoT products and Companies to shed, shift, shimmy and shape peak load. The Company provides advanced OpenADR software Solutions. Our software and services are uniquely capable of enabling Customers to rapidly gain the necessary certifications to communicate with utilities and other energy products.

Forward-Looking Statements:

CleanSpark cautions you that statements in this press release that are not a description of historical facts are forward-looking statements. These statements are based on CleanSpark's current beliefs and expectations. The inclusion of forward-looking statements should not be regarded as a representation by CleanSpark that any of our plans will be achieved. Actual results may differ from those set forth in this press release due to the risk and uncertainties inherent in our business, including, without limitation: the ability to successfully integrate GridFabric into CleanSpark’s business and operations, the expectations of future revenue growth may not be realized, demand  for our software products; and other risks described in our prior press releases and in our filings with the Securities and Exchange Commission (SEC), including under the heading "Risk Factors" in our Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact - Investor Relations:

CleanSpark Inc.

Investor Relations

(801)-244-4405

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